                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 2


                            Young Broadcasting Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)



                             Class A Common Stock
     ----------------------------------------------------------------------
                         (Title of Class of Securities)



                                   987434107
               ------------------------------------------------
                                (CUSIP Number)


                               Page 1 of 6 Pages

----------------
CUSIP NO.
987434107
----------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a) _____
                                                    (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

               New York
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With            18,804
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                       0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                       18,804
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       18,804
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

       0.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

       BD-PN-IA
--------------------------------------------------------------------------------


                               Page 2 of 6 Pages

----------------
CUSIP NO.
987434107
----------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                   (a) _____
                                                   (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned by        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With            18,804
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                       0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                       18,804
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       18,804
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

       0.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

       HC-PN
--------------------------------------------------------------------------------


                               Page 3 of 6 Pages

----------------
CUSIP NO.
987434107
----------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Broad Street Investment Fund I, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a) _____
                                                    (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With            0
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                       0
                ----------------------------------------------------------------
                8   Shared Dispositive Power

                       0
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       0
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

       0.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

       PN
--------------------------------------------------------------------------------


                               Page 4 of 6 Pages

     Item 4.  Ownership.
                    Not applicable. The percent of the class owned as of December 31, 1996 did not exceed five percent.



     Item 5.  Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class
                    of securities, check the following   X  .
                                                       -----


                               Page 5 of 6 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


THE GOLDMAN SACHS GROUP, L.P.            GOLDMAN, SACHS & CO.
By: The Goldman Sachs Corporation,
    its general partner

By: /s/ Richard A. Friedman              By: /s/ Richard A. Friedman
    ---------------------------------        -----------------------------------
Name:  Richard A. Friedman               Name:  Richard A. Friedman
Title: Executive Vice President          Title: Managing Director



BROAD STREET INVESTMENT FUND I, L.P.
By: Goldman, Sachs & Co.,
    its general partner

By: /s/Richard A. Friedman
    ---------------------------------
Name:  Richard A. Friedman
Title: Managing Director

                               Page 6 of 6 Pages